Exhibit 10.19
Execution Copy
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PVF HOLDINGS LLC

 i

(continued)

		Page

Section 4.2	Directors as Agents	13
Section 4.3	Officers	13

ARTICLE V

INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1	Representations, Warranties and Covenants of Members	14
Section 5.2	Covenants	15
Section 5.3	Additional Covenants of Management Members	15

ARTICLE VI

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 6.1	Capital Accounts	16
Section 6.2	Adjustments	16
Section 6.3	Additional Capital Contributions	16
Section 6.4	Negative Capital Accounts	17

ARTICLE VII

ADDITIONAL TERMS APPLICABLE TO RESTRICTED COMMON UNITS AND PROFITS UNITS

Section 7.1	Forfeiture of Profits Units	17
Section 7.2	Effects of Termination of Employment on Restricted Common Units and Profits Units	17

ARTICLE VIII

ALLOCATIONS

Section 8.1	Book Allocations of Income and Loss	19
Section 8.2	Special Book Allocations	19
Section 8.3	Tax Allocations	19

ARTICLE IX

DISTRIBUTIONS

Section 9.1	Distributions Generally	20
Section 9.2	Distributions In Kind	21

(continued)

(continued)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
PVF HOLDINGS LLC
          This Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC (the “Company”) (f/k/a McJ Holding LLC), is dated as of October 31, 2007, among the entities listed under the headings “GSCP Members,” “McJ Members” and “RM Members” on Schedule A hereto (each, respectively, a “GSCP Member”, a “McJ Member” or a “RM Member”) and the Persons listed from time to time as a “Member” on Schedule A hereto. Any capitalized term used herein without definition shall have the meaning set forth in Article XV.
W I T N E S S E T H :
          WHEREAS, on December 4, 2006, McJunkin Corporation, a West Virginia corporation (whose name will be changed to McJunkin Redman Corporation) (“MRM”), McJ Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (whose name will be changed to McJunkin Redman Holding Corporation) (“Parent”), and Hg Acquisition Corp., a West Virginia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which, on January 31, 2007, Merger Sub merged with and into MRM with MRM surviving the merger (as amended and in effect from time to time, the “Merger Agreement”);
          WHEREAS, on December 4, 2006, the Company, the GSCP Members and the McJ Parties (as defined therein) entered into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with their interests in the Company (as amended, the “Original Agreement”);
          WHEREAS, on July 6, 2007, Red Man Pipe & Supply Co., an Oklahoma corporation (“Red Man”), West Oklahoma PVF Company (“West Oklahoma”) (a newly formed wholly owned subsidiary of MRM), the Company (for purposes of Sections 2.3(c) and 10.4 thereof only) and the holders of 100% of the outstanding shares of common stock of Red Man (“Red Man Shares”) executed a stock purchase agreement (the “RM Purchase Agreement”) pursuant to which, on the date hereof, West Oklahoma acquired all of the Red Man Shares for cash (other than shares of Red Man acquired by the Company in exchange for Common Units) (the “Red Man Transaction”);
          WHEREAS, pursuant to a Certificate of Amendment to the Certificate of Formation filed with the Secretary of State of the State of Delaware on the date hereof, the name of the Company was changed from “McJ Holding LLC” to “PVF Holdings LLC”; and
          WHEREAS, the amendments to the Original Agreement as reflected in this agreement were approved in accordance with Section 14.12 of the Original Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:
ARTICLE I
FORMATION OF THE COMPANY
     Section 1.1 Formation. The Company was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware on November 20, 2006.
     Section 1.2 Company Name. The name of the Company is PVF Holdings LLC. The business of the Company may be conducted under such other names as the Board may from time to time designate, provided that the Company complies with all relevant state laws relating to the use of fictitious and assumed names.
     Section 1.3 The Certificate, etc. Each GSCP Director is hereby authorized to execute, deliver, file and record all such other certificates and documents, including amendments to or restatements of the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.
     Section 1.4 Term of Company. The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware. The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Article XIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.
     Section 1.5 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware is The Corporation Trust Company, located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Board may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.
     Section 1.6 Principal Places of Business. The principal places of business of the Company are located at 835 Hillcrest Drive, Charleston, West Virginia 25311 and 8023 East 63rd Place, Suite 800, Tulsa, Oklahoma 74133. The location of the Company’s principal places of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.
     Section 1.7 Qualification in Other Jurisdictions. Any authorized person of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     Section 1.8 Fiscal Year. The fiscal year of the Company for financial accounting purposes shall end on December 31.
ARTICLE II
PURPOSE AND POWERS OF THE COMPANY
     Section 2.1 Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.
     Section 2.2 Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.1; provided that without the consent of the GSCP Members, the Company shall not have the power or authority to take any action that would result in any Member of the Company having (a) “unrelated business taxable income” (as that term is defined in Section 512(a) of the Code) or (b) income which is “effectively connected with the conduct of a trade or business within the United States” (within the meaning of the Code).
     Section 2.3 Certain Tax Matters. The Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3 or under any corresponding provision of state or local law. The Company and the Board shall not permit the registration or listing of the Interests on an “established securities market,” as such term is used in Treasury Regulations section 1.7704-1.
ARTICLE III
MEMBERS AND INTERESTS GENERALLY
     Section 3.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the Delaware Act and the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company unless and then only to the extent that (a) this Agreement shall expressly provide therefor, (b) such approval or consent shall be required by non-waivable provisions of the Delaware Act or (c) the Board shall have determined in its sole discretion that obtaining such approval or consent would be appropriate or desirable. The Members, as such, shall have no power to bind the Company.
     Section 3.2 Interests Generally. As of the date hereof, the Company has two authorized classes of Interests: Common Units and Profits Units. Subject to the terms of this Agreement, additional classes of Interests denominated in the form of Units may be authorized from time to time by the Board without obtaining the consent of any Member or class of

Members. Except as otherwise provided in this Article III, Units in a particular class may be issued from time to time, at such prices and on such terms as the Board may determine, without obtaining the consent of any Member or class of Members.
     (a) Common Units. The holders of Common Units will have voting rights with respect to their Common Units as provided in Section 3.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein. The number of Common Units (including the number of Restricted Common Units) of each Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.
     (b) Profits Units. The holders of Profits Units will have no voting rights with respect to their Profits Units as provided in Section 3.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein; provided that additional terms and conditions applicable to a Profits Unit may be established by the Board in connection with the issuance of any such Profits Unit to a person who becomes a Management Member at any time after December 4, 2006 in accordance with Section 3.9 hereof. The number of Profits Units issued to a Management Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement. The holders of Profits Units are not required to make any Capital Contribution to the Company in exchange for their Profits Units, it being recognized that such Units shall be issued only to Management Members who own Common Units and who agree to provide services to the Company pursuant to Section 5.2.
     Section 3.3 Meetings of Members.
     (a) Meetings; Notice of Meetings. Meetings of the Members may be called by the Board from time to time. Notice of any such meeting shall be given to all Members entitled to vote at such meeting not less than two nor more than 60 days prior to the date of such meeting and shall state the location, date and hour of the meeting and, in the case of a special meeting, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Delaware) at the date and hour set forth in the notice of the meeting.
     (b) Waiver of Notice. No notice of any meeting of Members need be given to any Member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (c) Quorum. Except as otherwise required by applicable law or by this Agreement, the presence in person or by proxy of the holders of record of a Majority in Interest shall constitute a quorum for the transaction of business at such meeting.

     (d) Voting. If the Board has fixed a record date, every holder of record of Common Units shall be entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members as of such date and shall be entitled to one vote for each Common Unit outstanding in such Member’s name at the close of business on such record date. Holders of record of Profits Units shall have no voting rights with respect to such Units, including, without limitation, on any matters under this Agreement or under the Delaware Act. If no record date has been so fixed, then every holder of record of such Common Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one vote for each such Unit outstanding in such Member’s name at the close of business on the day next preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by applicable law or this Agreement, the vote of a Majority in Interest at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.
     (e) Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy, provided that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.
     (f) Organization. Each meeting of Members shall be conducted by such Person as the Board may designate.
     (g) Action Without a Meeting. Unless otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members holding not less than the minimum number of Common Units necessary to authorize or take such action at a meeting at which the Members holding all Common Units entitled to vote thereon were present and voted. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.
     Section 3.4 Business Transactions of a Member with the Company. A Member may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, or transact any other business with the Company or any of its Subsidiaries, provided that any such transaction shall require the approval of the Board.
     Section 3.5 No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Delaware Act.

     Section 3.6 Confidentiality. Without the prior written consent of the Board, except (a) to the extent required by law, rule, regulation or court order, (b) for disclosure made by a Member to any Person who is an officer, director, employee or agent of such Member or counsel to, accountants of, consultants to or other advisors for, such Member, and (c) for disclosure to the shareholders, limited partners, partners or members of a GSCP Member and their respective advisors; provided any disclosure pursuant to this clause (c) is generally consistent with the scope and nature of disclosure made by such GSCP Member to such Persons in respect of such GSCP Member’s other investments, no Member shall disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its Subsidiaries (collectively, “Confidential Information”) to any third Person unless such Confidential Information has been previously disclosed to the public by the Company or any of its Subsidiaries or is in the public domain (other than by reason of such Member’s breach of this Section 3.6).
     Section 3.7 [Intentionally Omitted]
     Section 3.8 Other Business for GSCP Members. The Company and each of the Members agrees and acknowledges that the GSCP Members or any of their respective Affiliates, or any of their respective partners, officers, members, shareholders, subsidiaries, directors, employees, agents, consultants, or legal or other advisors may at any time possess or acquire knowledge of a potential transaction or matter which may be a Competitive Opportunity and may exploit a Competitive Opportunity or engage in, or hold interests in, one or more businesses that may compete with a business of the Company or any of its Subsidiaries. The Company and each of the Members agrees and acknowledges that neither the Company nor any of its Subsidiaries shall have an interest in, or expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that the GSCP Members and their respective Affiliates, and their respective partners, officers, members, shareholders, directors, employees, agents, consultants, or legal or other advisors (i) shall have no duty to communicate or present such Competitive Opportunity to the Company or any of its Subsidiaries, (ii) shall have the right to hold any such Competitive Opportunity for their own account, or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Company or any of its Subsidiaries and (iii) shall not be liable to the Company or any of its Subsidiaries or their respective members or shareholders by reason of the fact that they pursue or acquire such Competitive Opportunity for themselves, direct, sell, assign or otherwise transfer such Competitive Opportunity to another Person, do not communicate information regarding such Competitive Opportunity to the Company or any of its Subsidiaries, engage in, or hold any interest in, any business that competes with any business of the Company or any of its Subsidiaries.

     Section 3.9 Additional Members.
     (a) Admission Generally. Upon the approval of the Board, the Company may admit one or more additional Members (each an “Additional Member”), to be treated as a “Member” or one of the “Members” for all purposes hereunder. The Board may designate any such Additional Member as an “Investor Member” or a “Management Member” hereunder.
     (b) Rights of Additional Members. Prior to the admission of an Additional Member, the Board shall determine:
     (i) the Capital Contribution (if any) of such Additional Member;
     (ii) the rights, if any, of such Additional Member to appoint Directors to the Board;
     (iii) the number of Units to be granted to such Additional Member and whether such Units shall be Common Units, Profits Units or Units of an additional class of Interests authorized by the Board; and in the case of Common Units, the price to be paid therefor; and
     (iv) whether such Additional Member will be a Management Member (including whether such Management Member will be a Coinvest Management Member) or an Investor Member.
     (c) Admission Procedure. Each Person shall be admitted as an Additional Member at the time such Person (i) executes a joinder agreement to this Agreement, (ii) makes Capital Contributions (if any) to the Company in an amount to be determined by the Board, (iii) complies with the applicable Board resolution, if any, with respect to such admission, (iv) is issued Units by the Company or otherwise becomes a holder of Units in accordance with this Agreement and (v) is named as a Member in Schedule A. The Board is authorized to amend Schedule A to reflect any issuance of Units and any such admission and any actions pursuant to this Section 3.9.
     Section 3.10 Preemptive Rights.
     (a) Preemptive Rights. Except as otherwise provided in Section 3.10(h), prior to a Qualified IPO, the Company shall not issue or sell Equity Securities (each a “Preemptive Issuance”) to any Person (other than to the Company or any of its Subsidiaries), except in compliance with the provisions of this Section 3.10.
     (b) Participation Notice. Not fewer than fifteen (15) business days prior to the consummation of the Preemptive Issuance, the Company shall provide a written notice (the “Participation Notice”) to each Member (other than each Coinvest Management Member) who holds Common Units or Eligible Profits Units and who is an “accredited investor” (as defined in Rule 501(a) under the Securities Act as of the date of such issuance) (the “Eligible Members”). The Participation Notice shall include, to the extent known:

          (i) the material terms of the proposed Preemptive Issuance, including (A) the amount and kind of Equity Securities to be included in the Preemptive Issuance, (B) the price per unit of the Equity Securities (or, if such consideration is not cash, the Fair Market Value of such unit), (C) the portion of the Preemptive Issuance equal to the aggregate number of Common Units and/or Eligible Profits Units held by such Eligible Member immediately prior to such Preemptive Issuance divided by the aggregate number of Common Units and Eligible Profits Units outstanding immediately prior to such Preemptive Issuance (with respect to each Eligible Member, its “Participation Portion”) and (D) the name (if known) of each Person to whom the Equity Securities are proposed to be issued (each a “Preemptive Transferee”); and
          (ii) an offer by the Company to issue to each Eligible Member such Eligible Member’s Participation Portion, on the same terms and conditions as the issuance to each of the Preemptive Transferees.
     (c) Election to Participate. Within fifteen (15) business days after the delivery of the Participation Notice, each Eligible Member desiring to accept the offer pursuant to Section 3.10(b)(ii) shall send an irrevocable commitment (each a “Participation Commitment”) to the Company specifying the amount or proportion of his, her or its Participation Portion which such Eligible Member desires to be issued to him, her or it (each a “Participating Buyer”). The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided and so long as the terms and conditions applicable to the Preemptive Issuance remain as stated in the Participation Notice, each such Participating Buyer shall be obligated to acquire in the Preemptive Issuance on the same terms and conditions, with respect to each Equity Security issued, as the Preemptive Transferees such amount or proportion of his, her or its Participation Portion as such Participating Buyer shall have specified in such Participating Buyer’s Participation Commitment. Each Eligible Member that does not accept such offer (or accepts such offer in an amount or proportion less than his, her or its Participation Portion) shall be deemed to have waived all (or the portion of the Participation Portion as to which such Eligible Member did not accept the offer) of his, her or its rights under this Section 3.10 with respect to the Preemptive Issuance specified in the Participation Notice, and the Company shall thereafter be free to issue Equity Securities in such Preemptive Issuance to the Preemptive Transferee and any Participating Buyers, at a price not less than the price set forth in the Participation Notice and on other terms not materially more favorable in the aggregate to the Preemptive Transferee and any Participating Buyers than those set forth in the Participation Notice. If the principal terms of such proposed Preemptive Issuance change such that they are materially more favorable in the aggregate to the Preemptive Transferee and the Participating Buyers than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 3.10 separately complied with, in order to consummate such Preemptive Issuance. In addition to any other rights the Company may have, in the event a Participating Buyer breaches his, her or its obligation to purchase such Equity Securities after delivering a Participation Commitment, such Member shall be deemed to have waived all of such holder’s rights under this Section 3.10 with respect to such Preemptive Issuance and all future Preemptive Issuances.
     (d) Expiration of Commitment. If, after one hundred eighty (180) days following the delivery of the Participation Notice to the Eligible Members, the Company has not completed the

Preemptive Issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer shall be released from his, her or its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 3.10 separately complied with, in order to consummate such Preemptive Issuance.
     (e) Cooperation. Each Participating Buyer shall take or cause to be taken all such reasonable actions, consistent with the provisions of this Agreement, as may be necessary or appropriate in order expeditiously to consummate each Preemptive Issuance to such Participating Buyer pursuant to this Section 3.10 and any related transactions. Without limiting the generality of the foregoing, each Participating Buyer agrees to execute and deliver the same subscription and other agreements to which the Preemptive Transferee will be party, as the case may be, as may be specified by the Board.
     (f) Closing. All issuances of Equity Securities pursuant to the Preemptive Issuance shall be consummated contemporaneously at the offices of the Company on the closing date for the Preemptive Issuance set forth in the Participation Notice or at such other time and/or place as the Board shall specify by notice to each Participating Buyer, which such notice shall be delivered at least fifteen (15) business days prior to the proposed closing date. The delivery of the certificates or other instruments, if any, evidencing the Equity Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, shall be made on such date against payment of the subscription price for such Equity Securities in the form specified in the Participation Notice.
     (g) Retroactive Compliance. Notwithstanding the notice requirements of Section 3.10(b), the Company may proceed with any Preemptive Issuance prior to having complied with the provisions of Section 3.10; provided that:
          (i) the Board shall have determined that the Preemptive Issuance will not adversely affect any Eligible Member so long as such Eligible Members are given retroactive opportunity to participate in accordance with Section 3.10(g)(ii); and
          (ii) the Company shall, within fifteen (15) business days of the consummation of such Preemptive Issuance (and in any event prior to making any distribution in respect of Equity Securities issued in connection therewith):
          (A) provide to each Eligible Member who would have been entitled to receive a Participation Notice in connection with such Preemptive Issuance (1) notice of such Preemptive Issuance and (2) the Participation Notice described in Section 3.10(b) in which the actual price per share of Equity Securities shall be set forth, and permit each such Eligible Member to exercise his, her or its participation rights under this Section 3.10 with respect thereto; and
          (B) (1) include in the subscription (or similar) agreement with the purchaser(s) of the Equity Securities a provision permitting the Company to repurchase such securities in an amount necessary to satisfy the provisions of Section 3.10(c) in response to the Participation Notice furnished pursuant to clause (A) above or (2) cause the issuance of additional Equity Securities in an amount necessary to permit each requesting Eligible Member to purchase his, her or its Participation Portion of the total Preemptive Issuance, including the portion issued pursuant to this Section 3.10(g), in response to the Participation Notice furnished pursuant to clause (A) above.
     (h) Exceptions. This Section 3.10 shall not apply to any (i) issuance to any Management Member; (ii) issuance to an employee (or Affiliate thereof) of the Company or any Subsidiary of the Company in his or her capacity as such; (iii) issuance upon the exercise or conversion of any Unit Equivalents; (iv) issuance pursuant to any deferred compensation arrangement of any director or employee (or in each case any Affiliate thereof) of the Company or any Subsidiary of the Company in his or her capacity as such; (v) issuance, dividend or distribution paid in securities or any subdivision or combination of securities; (vi) issuance (including a strategic issuance) of securities in connection with a joint venture, acquisition, disposition or business combination or in consideration for any bona-fide arms’ length acquisition with a third-party, (vii) customary issuance of equity or equity equivalents as ancillary parts of a bona-fide arm’s length debt-financing transaction or (viii) issuance pursuant to a public offering of the Company’s securities.
ARTICLE IV
MANAGEMENT
     Section 4.1 Board.
     (a) Generally. The business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the “Board”) consisting of such number of natural persons (each a “Director”) as shall be established in accordance with this Section 4.1. Directors need not be Members. Subject to the other provisions of this Article IV, the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, including to delegate to agents, officers and employees of the Company, and to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including, without limitation, to exercise all of the powers of the Company set forth in Section 2.2 of this Agreement.
     (b) Board Composition.
          (i) From and after the date hereof and prior to the earlier of (x) a Qualified IPO or (y) the two-year anniversary of the Effective Time (the period beginning on the date hereof and ending on the first to occur of (x) or (y) above, the “Initial Period”), the Board shall be comprised of ten (10) Directors or such greater number of Directors as may from time to time be determined by the Board. Following the Initial Period, subject to Section 4.1(b)(ii)(x)(B), the Board shall be comprised of the number of Directors determined by the GSCP Members holding a majority of the Units held by all GSCP Members.

          (ii) Subject to Section 4.1(c), (x)(A) during the Initial Period the McJ Members shall collectively have the right to designate three (3) Directors (the persons from time to time designated by the McJ Members in accordance with the foregoing being referred to herein as the “McJ Directors”), and (B) from and after the date hereof until the earlier of (i) a Qualified IPO or (ii) the two-year anniversary of the date hereof (the “RM Initial Period”), (1) the RM Members shall collectively have the right to designate three (3) Directors (the persons from time to time designated by the RM Members in accordance with the foregoing being referred to herein as the “RM Directors”), and (2) the GSCP Members shall collectively have the right to designate four (4) Directors, and (y) if a Qualified IPO has not occurred prior to the two-year anniversary of the date hereof, then thereafter, the GSCP Members shall collectively have the right to designate all of the Directors (the persons from time to time designated by the GSCP Members in accordance with the foregoing clauses (x) and (y) being referred to herein as the “GSCP Directors”). One of the GSCP Directors shall be designated by GSCP Institutional and one of the GSCP Directors shall be designated by GSCP Parallel. As of the date hereof, (i) the GSCP Directors shall initially be Henry Cornell, Jack F. Daly, Christopher A.S. Crampton, and Harry K. Hornish, (ii) the McJ Directors shall initially be H.B. Wehrle, III, David Fox, III, and E. Gaines Wehrle, and (iii) the RM Directors shall initially be Craig Ketchum, Kent Ketchum, and Peter C. Boylan. During the Initial Period and the RM Initial Period, if the Board elects to increase the number of Directors, such additional Directors will be elected by the GSCP Members holding a majority of the Units held by all GSCP Members.
          (iii) Each person named as a Director herein or subsequently appointed as a Director is hereby designated as a “manager” (within the meaning of the Delaware Act) of the Company. Except as otherwise provided herein, and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single Director may bind the Company, and the Board shall have the power to act only collectively in accordance with the provisions and in the manner specified herein.
     (c) Board Vacancies; Resignation; Removal.
          (i) Subject to Section 4.1(c)(ii), each Director shall hold his office until his death or until his successor shall have been duly elected and qualified in accordance with this Section 4.1. If any GSCP Director or David Fox, III shall cease for any reason to serve as a Director, the vacancy resulting thereby shall be filled by another person designated by the GSCP Members. During the Initial Period, if E. Gaines Wehrle or H.B. Wehrle, III shall cease for any reason to serve as a Director, the vacancy resulting thereby shall be filled by another person designated by the McJ Members holding a majority of the Units then held by all McJ Members (after the expiration of the Initial Period such vacancies shall be filled by a person designated by the GSCP Members). During the RM Initial Period, if any RM Director shall cease for any reason to serve as a Director, the vacancy resulting thereby shall be filled by another person designated by the RM Members holding a majority of the Units then held by all RM Members (after the expiration of the RM Initial Period such vacancies shall be filled by a person designated by the GSCP Members).
          (ii) (A) The removal from the Board of any GSCP Director shall be only at the written request of the GSCP Members, (B) during the Initial Period, the removal from the

Board of any McJ Director shall be only at the written request of the McJ Members, and (C) during the RM Initial Period, the removal from the Board of any RM Director shall be only at the written request of the RM Members. Following the Initial Period, any McJ Director may be removed from the Board at the written request of the GSCP Members and following the RM Initial Period, any RM Director may be removed from the Board at the written request of the GSCP Members. Upon receipt of any such written request, the Board and the Members shall promptly take all such action necessary or desirable to cause the removal of such Director from office. Notwithstanding the foregoing, any Director may be removed for Director Cause by a Majority in Interest. Upon removal from the Board, the Director shall cease to be a “manager” (within the meaning of the Delaware Act).
     (d) Meetings of the Board. The Board shall meet at such time as determined by a majority of the votes held by all Directors to discuss the business of the Company. The Board may hold meetings either within or without the State of Delaware. The Company and the Board shall give all Directors at least two days’ notice of all meetings of the Board.
     (e) Quorum and Acts of the Board. At all meetings of the Board, a quorum shall consist of not less than a number of Directors holding a majority of the votes held by all Directors, provided that during the Initial Period a quorum shall include at least three (3) GSCP Directors. All actions of the Board shall require the affirmative vote of at least a majority of the votes held by all Directors (whether or not present at the meeting). Each Director shall be entitled to one vote on each matter that comes before the Board; provided that each GSCP Director, other than Harry K. Hornish (who shall be entitled to one vote on each matter that comes before the Board), shall be entitled to three (3) votes on each matter that comes before the Board. From and after the date hereof, the GSCP Members shall be entitled, upon provision of written notice to the Company, to increase or decrease the number of votes held by any GSCP Director. Any action that may be taken at a meeting of the Board or any committee thereof may also be taken by written consent of Directors holding a majority of the votes held by all Directors or members of the committee holding a majority of the votes held by all members of the committee in lieu of a meeting.
     (f) Telephonic Board Meetings. The Company shall take or cause to be taken all necessary actions to allow any Director to attend telephonically any meeting of the Board or any committee thereof.
     (g) Committees of Directors. The Board may, by resolution passed by a majority of the votes held by all Directors, designate one or more committees. Such resolution shall specify the duties, quorum requirements, number of votes and qualifications of each of the members of such committees, each such committee to consist of such number of Directors as the Board may fix from time to time; provided that each such committee shall include at least one RM Director and one McJ Director. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
     (h) Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each Director in connection with performing his duties as a Director, including, without limitation, the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board or meetings of any board of directors or other similar managing body of any Subsidiary.
     (i) Management Rights. (A) If, at any time, GSCP Institutional owns any Units, GSCP Institutional shall have such other rights as are set forth in a letter agreement entered into as of the Effective Time between the Company and GSCP Institutional, substantially in the form attached hereto as Exhibit A-1 (the “GSCP Institutional Letter Agreement”); and (B) if, at any time, GSCP Parallel owns any Units, GSCP Parallel shall have such other rights as are set forth in a letter agreement entered into as of the date hereof between the Company and GSCP Parallel, substantially in the form attached hereto as Exhibit A-2 (the “GSCP Parallel Letter Agreement”). The Company acknowledges that the provisions of this Section 4.1, including the GSCP Institutional Letter Agreement and the GSCP Parallel Letter Agreement, are intended to provide each of GSCP Institutional and GSCP Parallel with “contractual management rights” within the meaning of ERISA and the regulations promulgated thereunder.
     Section 4.2 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company.
     Section 4.3 Officers. The Board shall appoint an individual or individuals to serve as the Company’s Chief Executive Officer, President and Chief Financial Officer and may, from time to time as it deems advisable, appoint additional officers of the Company (together with the Chief Executive Officer, President and Chief Financial Officer, the “Officers”) and assign such officers titles (including, without limitation, Vice President, Secretary and Treasurer). Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 4.3 may be revoked at any time by the Board. Any Officer may be removed with or without cause by the Board, except as otherwise provided in any services or employment agreement between such Officer and the Company.

ARTICLE V
INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 5.1 Representations, Warranties and Covenants of Members.
     (a) Investment Intention and Restrictions on Disposition. Each Member represents and warrants that such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof.
     (b) Securities Laws Matters. Each Member acknowledges receipt of advice from the Company that (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws; (ii) it is not anticipated that there will be any public market for the Interests; (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state laws or an exemption from registration is available; (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future; (v) when and if the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule and the provisions of this Agreement; (vi) if the exemption afforded by Rule 144 is not available, public sale of the Interests without registration will require the availability of an exemption under the Securities Act; (vii) restrictive legends shall be placed on any certificate representing the Interests; and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests.
     (c) Ability to Bear Risk. Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Interests for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Interests.
     (d) Access to Information; Sophistication; Lack of Reliance. Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the Interests and to obtain any additional information that such Member deems necessary; (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Interests; and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Member represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to such Member by or on behalf of the Company; (ii) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company; and (iii) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company. For purposes of this Section 5.1(d), the Company includes each of the businesses to be acquired by the Company pursuant to the Merger Agreement.
     (e) Accredited Investor. Each Member represents and warrants that such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Board may request.
     (f) Residence. If a Management Member, such Management Member is a resident of the state set forth opposite such Management Member’s name on Schedule A.
     Section 5.2 Covenants.
     (a) Transactions with Affiliates. Except for transactions contemplated by this Agreement and transactions entered into at or prior to the Effective Time, neither the Company nor any of its Subsidiaries shall enter into any transactions with any of the GSCP Members or any of their Affiliates except for transactions which (i) are otherwise permitted or contemplated by this Agreement or (ii) are upon fair and reasonable terms not materially less favorable to the Company than it would obtain in a hypothetical comparable arms’ length transaction with a Person that is not an Affiliate of the GSCP Members.
     (b) Fees. Except as set forth in Section 14.11, the Company shall not pay or become obligated to pay any of the GSCP Members or any of their Affiliates any management, monitoring or similar fees with respect to the GSCP Members’ investment in the Company without the prior written consent of (i) McJ Members holding a majority of the outstanding Common Units then held by all McJ Members and (ii) RM Members holding a majority of the outstanding Common Units then held by all RM Members.
     (c) Regulatory Matters. The Company shall and shall cause its Subsidiaries to keep the GSCP Members informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that the GSCP Members and their Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.
     Section 5.3 Additional Covenants of Management Members. Each Management Member hereby agrees that, upon receipt of any Profits Unit or Restricted Common Unit, it shall make an election pursuant to section 83(b) of the Code with respect to all such Units.

ARTICLE VI
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS
     Section 6.1 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member; provided that, except as otherwise determined by the Board in its sole discretion, separate and distinct Capital Accounts shall be established and maintained with respect to (a) the Common Units and Profits Units of each Member and (b) the Common Units and Profits Units of each Member which are and which are not subject to forfeiture pursuant to Article VII of this Agreement or any Employment Agreement. The initial balance in each Member’s Capital Account shall be set forth in Schedule A. On or prior to the date hereof, the GSCP Members have contributed cash to the Company, the McJ Members have contributed shares of common stock of MRM and/or shares of common stock of McApple to the Company pursuant to contribution agreements entered into by each such Member, the RM Members have contributed shares of common stock of Red Man to the Company pursuant to a contribution agreement entered into by each such Member and certain Management Members have contributed cash to the Company, and Schedule A reflects such contributions.
     Section 6.2 Adjustments. The balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by such Member’s (A) allocable share of items of income and gain (allocated in accordance with Section 8.1) and (B) the amount of cash and the Fair Market Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company by such Member, and (ii) decreasing such balance by (A) the amount of cash and the Fair Market Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member and (B) such Member’s allocable share of items of loss and deduction (allocated in accordance with Section 8.1). Each Member’s Capital Account shall be further adjusted with respect to any special allocations pursuant to Section 8.2. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and section 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.
     Section 6.3 Additional Capital Contributions. Except as provided in this Section 6.3, no Member shall be required to make any additional Capital Contribution to the Company in respect of the Interests then owned by such Member (including, without limitation, with respect to any amount owed by the Company pursuant to Article XI). A Member may make further Capital Contributions to the Company, but only with the written consent of the Board acting by majority vote and in the case of an issuance of additional Units, in accordance with Section 3.2. The provisions of this Section 6.3 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and, to the maximum extent permitted by law, no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to cause the Board to consent to the making of additional Capital Contributions.

     Section 6.4 Negative Capital Accounts. No Member shall be required to make up a negative balance in its Capital Account.
ARTICLE VII
ADDITIONAL TERMS APPLICABLE TO RESTRICTED COMMON UNITS AND PROFITS UNITS
     Section 7.1 Forfeiture of Profits Units. Unless otherwise set forth in an Employment Agreement, a Management Member’s Restricted Common Units and Profits Units shall be subject to forfeiture in accordance with the provisions of Section 7.2 hereof if he or she becomes an Inactive Management Member before the fifth anniversary of the issuance date of the Restricted Common Units or the Profits Units, as applicable.
     Section 7.2 Effects of Termination of Employment on Restricted Common Units and Profits Units.
     (a) Forfeiture of Restricted Common Units and Profits Units upon Termination.
          (i) Termination for Cause. Unless otherwise determined by the Board in a manner more favorable to such Management Member, in the event that a Management Member becomes an Inactive Management Member in connection with any termination of employment for Cause, all of the Restricted Common Units and Profits Units issued to such Management Member shall be immediately forfeited for no consideration.
          (ii) Other Termination. Unless otherwise determined by the Board in a manner more favorable to such Management Member, in the event that a Management Member becomes an Inactive Management Member for any reason other than a termination of employment for Cause, a percentage of the Restricted Common Units and Profits Units issued to such Management Member shall be immediately forfeited for no consideration according to the following schedule:

Percentage of such
Management Member’s
Restricted Common Units/
Profits Units
If the termination occurs	to be Forfeited

Before the third anniversary of the grant of such Management Member’s Restricted Common Units/ Profits Units	100%

On or after the third anniversary, but before the fourth anniversary, of the grant of such Management Member’s Restricted Common Units/ Profits Units	66.67%

Percentage of such
Management Member’s
Restricted Common Units/
Profits Units
If the termination occurs	to be Forfeited

On or after the fourth anniversary, but before the fifth anniversary, of the grant of such Management Member’s Restricted Common Units/ Profits Units	33.33%

On or after the fifth anniversary of the grant of such Management Member’s Restricted Common Units/ Profits Units	0%
          (iii) Treatment of Restricted Common Units and Profits Units upon Death and Disability of a Management Member. Notwithstanding Section 7.2(a)(ii), in the event that a Management Member’s employment is terminated due to death or Disability, no Restricted Common Units or Profits Units issued to such Inactive Management Member shall be subject to forfeiture pursuant to Section 7.2(a)(ii), and they shall thereby be fully vested.
          (iv) Transaction. Notwithstanding Section 7.2(a)(ii), in the event of a Transaction, no Restricted Common Units or Profits Units issued to a Management Member shall be subject to forfeiture pursuant to Section 7.2(a)(ii), and they shall thereby be fully vested.
     (b) Inactive Management Members. If a Management Member ceases to be employed by the Company or any of its Subsidiaries for any reason (it being understood that if the Management Member remains employed by MRM, he or she will not be treated as an Inactive Member), such Management Member shall thereafter be referred to herein as an “Inactive Management Member” with only the rights of an Inactive Management Member specified herein with respect to such Restricted Common Units and Profits Units.
     (c) Effect of Forfeiture. Any Restricted Common Unit and Profits Unit which is forfeited shall be automatically cancelled for no consideration. The provisions of this Article VII providing for no consideration upon a forfeiture are exclusive, and no holder thereof shall be entitled to any rights under this Agreement with respect thereto (including, without limitation, pursuant to Article IX) nor to claim any distribution under Section 18-604 of the Delaware Act or otherwise.
     (d) No Right to Continued Employment. The granting of a Restricted Common Unit or Profits Unit shall impose no obligation on the Company or any of its Subsidiaries to continue the employment of a Management Member and shall not lessen or affect the Company’s or its Subsidiaries’ right to terminate the employment of such Management Member. No Management Member or other Person shall have any claim to be granted any Restricted Common Units or Profits Units and there is no obligation for uniformity of treatment of Management Members or holders or beneficiaries of Restricted Common Units or Profits Units. The terms and conditions of Restricted Common Units and Profits Units and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Management Member (whether or not such Management Members are similarly situated).
     (e) Adjustment to Capital Account. In the event any Restricted Common Unit or Profits Unit is forfeited pursuant to this Article VII or pursuant to any Employment Agreement, the

Capital Accounts of the holders of Common Units shall be adjusted, pro rata, to reflect such forfeiture, unless otherwise determined by the Board in its reasonable discretion. In the event any Restricted Common Unit is forfeited pursuant to this Article VII or pursuant to an Employment Agreement, the deemed Capital Contribution with respect to such Restricted Common Unit shall be reduced accordingly.
ARTICLE VIII
ALLOCATIONS
     Section 8.1 Book Allocations of Income and Loss. Except as provided in Section 8.2, each item of income, gain, loss and deduction of the Company shall be allocated among the Capital Accounts as of the end of the applicable Accounting Period in a manner that as closely as possible gives effect to the provisions of Article IX and the other relevant provisions of this Agreement.
     Section 8.2 Special Book Allocations.
     (a) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such adjustment, allocation or distribution causes or increases a deficit in such Member’s Capital Account (a “Deficit”), items of gross income and gain for such Accounting Period and each subsequent Accounting Period shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 8.2(a) shall be made only if and to the extent that such Member would have a Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(a) were not in this Agreement. This Section 8.2(a) is intended to comply with the qualified income offset provision of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
     (b) Restorative Allocations. Any special allocations of items of income or gain pursuant to this Section 8.2 shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such special allocations had not occurred.
     (c) Allocation Adjustments. Notwithstanding anything to the contrary herein, the Board is authorized to allocate items of income, gain, loss and expense and to otherwise modify the distributions and allocations provisions, to reflect any admission of new Members, or distributions of property, as determined by the Board in its sole discretion.
     Section 8.3 Tax Allocations. The income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts. Notwithstanding the foregoing, the Board shall have the power to make such allocations for U.S. federal, state and local income tax purposes so long as such allocations have substantial economic effect, or are otherwise in accordance with the Members’ Interests, in each case within the meaning of the Code and the Treasury Regulations. In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its fair market value at the time of contribution.
ARTICLE IX
DISTRIBUTIONS
     Section 9.1 Distributions Generally.
     (a) In the sole discretion of the Board, the Company may from time to time distribute its available cash to the Members. The Company shall make any such distributions as follows:
     (i) First, to the holders of Common Units (including Restricted Common Units), pro rata in proportion to the number of Common Units (including Restricted Common Units) outstanding at the time of such distribution, until each holder of Common Units (including Restricted Common Units) has received an amount equal to such holder’s aggregate Capital Contributions prior to the time of such distribution.
     (ii) Second, to the holders of all Units (including Profits Units), pro rata in proportion to the number of Units (including Profits Units) outstanding at the time of such distribution.
     (b) Notwithstanding the foregoing and except as provided in Section 9.6, the amount of any distribution to a holder of Restricted Common Units shall not be made with respect to such holder’s Restricted Common Units to the extent such Restricted Common Units are subject to forfeiture pursuant to Section 7.2(a)(ii) or pursuant to an Employment Agreement, as applicable, and such distributions shall be held by the Company until such time as such Restricted Common Units are no longer subject to such forfeiture.
     (c) In the event that new Profits Units are issued after the Effective Time pursuant to the terms of this Agreement and with the approval of the Board, this Section 9.1 will be amended to reflect the issuance thereof.
     (d) In the event that Common Units are issued after the Effective Time pursuant to the terms of this Agreement and with the approval of the Board, this Section 9.1 shall be amended to reflect the issuance thereof as may be necessary to give such Common Units their intended economics, as so determined by the Board. With regard thereto, it is understood and agreed notwithstanding anything in Section 9.1(a)(i) to the contrary, after the Common Units issued and outstanding as of the Effective Time have received aggregate distributions in an amount equal to or greater than the aggregate Capital Contributions made at or prior to the Effective Time with respect to such Common Units, the Profits Units issued and outstanding as of the Effective Time will share with the Common Units issued and outstanding as of the Effective Time, pro rata, in any future distributions. Notwithstanding the foregoing, nothing herein shall preclude priority or other distributions to Common Units or any other Units issued after the Effective Time in accordance with their terms.
     Section 9.2 Distributions In Kind. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value and the proceeds of such sale shall be deemed to have been distributed to the Members.
     Section 9.3 No Withdrawal of Capital. Except as otherwise expressly provided in Section 12.10 or Article XIII, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.
     Section 9.4 Withholding.
     (a) Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s fraud, willful misfeasance, bad faith or gross negligence) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.
     (b) Notwithstanding any other provision of this Article IX, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Members, to such Member’s Interest), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Interest to the extent that the Member (or any successor to such Member’s Interest) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount.
     (c) If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.

     Section 9.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 or 18-804 of the Delaware Act or other applicable law.
     Section 9.6 Tax Distributions. In the event that the Company sells an equity interest in a Subsidiary, resulting in taxable income being recognized by the Members, or the Members are otherwise allocated taxable income from the Company (in each case, other than upon an Exit Event), the Company may make distributions to the Members to the extent of available cash (as determined by the Board in its discretion) in an amount equal to such income multiplied by a reasonable tax rate determined by the Board; it being understood that, if the Members are allocated material taxable income without corresponding cash distributions sufficient to pay the resulting tax liabilities, it is the Company’s intention to make the tax distributions referred to herein, provided that the Board in its sole discretion shall determine whether any such tax distributions will be made. Notwithstanding the foregoing, in the event holders of Restricted Common Units are allocated taxable income from the Company (other than upon an Exit Event) and, as a result of Section 9.1(b), the product of (i) the taxable income allocated to such holders of Restricted Common Units and (ii) a reasonable tax rate (determined by the Board) exceeds the distributions made to such holders of Restricted Common Units with respect to such Restricted Common Units, then the Company will make tax distributions to such holders of Restricted Common Units to the extent of available cash (as determined by the Board in its discretion) in an amount up to such excess. Any distributions made to a Member pursuant to this Section 9.6 shall reduce the amount otherwise distributable to such Member pursuant to the other provisions of this Agreement, so that to the maximum extent possible, the total amount of distributions received by each Member pursuant to this Agreement at any time is the same as such Member would have received if no distribution had been made pursuant to this Section 9.6. To the extent the cumulative sum of tax distributions made to a Member under this Section 9.6 has not been applied pursuant to the preceding sentence to reduce other amounts distributable to such Member, such Member shall contribute to the Company the remaining amounts necessary to give full effect to the preceding sentence on the date of the final liquidating distribution made by the Company pursuant to Section 13.2.
     Section 9.7 Mandatory Distributions of Cash. In the event that the Company receives any cash (whether by selling an equity interest in a Subsidiary, by receiving a cash dividend from a Subsidiary or otherwise), the Company will distribute substantially all such cash to the Members in accordance with Article IX; provided, that this Section 9.7 shall not apply to any cash received by the Company as a capital contribution or reserved by the Company to pay any expenses or obligations, for contingencies or to satisfy the Company’s obligations to make payments to any former McApple Shareholder.
ARTICLE X
BOOKS AND RECORDS
     Section 10.1 Books, Records and Financial Statements. At all times during the continuance of the Company, the Company shall maintain, at its principal place of business,

separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s Interest, provided that the Company may maintain the confidentiality of Schedule A.
     Section 10.2 Filings of Returns and Other Writings; Tax Matters Partner.
     (a) The Company shall timely file all Company tax returns and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. Within ninety (90) days after the end of each taxable year (or as soon as reasonably practicable thereafter), the Company shall send to each Person that was a Member at any time during such year copies of Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its United States federal income tax returns.
     (b) GSCP V shall be the tax matters partner of the Company, within the meaning of section 6231 of the Code (the “Tax Matters Partner”) unless a Majority in Interest votes otherwise. Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Tax Matters Partner shall, in its sole discretion, determine whether to make or revoke any tax election available to the Company pursuant to the Code.
     (c) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by applicable law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members, except to the extent arising from the bad faith, gross negligence, willful violation of law, fraud or breach of this Agreement by such Tax Matters Partner.
     (d) The provisions of this Section 10.2 shall survive the termination of the Company or the termination of any Member’s Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.
     Section 10.3 Code Section 83 Safe Harbor Election.

     (a) By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Tax Matters Partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each Safe Harbor Partnership Interest (as defined in the Notice) issued by the Company in a manner consistent with the requirements of the Notice.
     (b) A Member’s obligation to comply with the requirements of this Section 10.3 shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 10.3, the Company shall be treated as continuing in existence.
     (c) Each Member authorizes the Tax Matters Partner to amend Sections 10.3(a) and 10.3(b) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to such Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).
     (d) Each Member further agrees to execute any forms or documents reasonably necessary to effectuate any of the foregoing provisions of this Section 10.3.
     Section 10.4 Accounting Method. For both financial and tax reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.
ARTICLE XI
LIABILITY, EXCULPATION AND INDEMNIFICATION
     Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

     Section 11.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.
     Section 11.3 Fiduciary Duty. Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Delaware Act and any other applicable law, provided that (i) the foregoing shall not eliminate the obligation of each Covered Person to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing. Notwithstanding anything to the contrary contained in this Agreement, each of the Members hereby acknowledges and agrees that each Director, in determining whether or not to vote in support of or against any particular decision for which the Board’s consent is required, may act in and consider the best interest of the Member or Members who designated such Director and shall not be required to act in or consider the best interests of the Company, any Subsidiary of the Company or any other Members.
     Section 11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided, that any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.
     Section 11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in this Section 11.5.
     Section 11.6 Severability. To the fullest extent permitted by applicable law, if any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or Officer and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated.
ARTICLE XII
TRANSFERS OF INTERESTS
     Section 12.1 Restrictions on Transfers of Interests by Investor Members. Prior to the one (1) year anniversary of a Qualified IPO, no McJ Member, RM Member or Management Member shall Transfer any Units other than, subject in each case to Section 12.2(c) and (f), (i) with the approval of the Board, (ii) Common Units by a McJ Member or RM Member pursuant to a Permitted Transfer, (iii) Profits Units by a Management Member pursuant to Section 12.3, (iv) pursuant to Section 12.7, (v) pursuant to Section 12.8, (vi) pursuant to Section 12.9, (vii) pursuant to the Registration Rights Agreement, (viii) to the Company by any Former McApple Shareholder pursuant to the Put Option in accordance with the McApple Contribution Agreement or (ix) to the Company pursuant to Article VII. Each GSCP Member may Transfer all or any part of its Units at any time to any Person, subject to compliance with Section 12.7 to the extent applicable, and applicable securities laws.
     Section 12.2 Overriding Provisions. Notwithstanding anything to the contrary in this Agreement:
     (a) Any Transfer in violation of this Article XII shall be null and void ab initio, and the provisions of Section 12.2(e) shall not apply to any such Transfers. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.
     (b) All Transfers permitted under this Article XII are subject to this Section 12.2 and Sections 12.4 and 12.5.
     (c) In addition to meeting all of the other requirements of this Agreement, no Transfer by a Member pursuant to the terms of this Article XII shall be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations section 1.7704-1, and, at the request of the Board, the transferor and/or the transferee shall provide the Company with an opinion of counsel, in form and substance reasonably acceptable to the Board, that such Transfer was effected in compliance with this Section 12.2(c). For the avoidance of doubt, the Board may, in its sole discretion, refuse to accept any opinion of counsel with respect to any Transfer that is not described in one of the “safe harbors” set forth in paragraph (e) of Treasury Regulations section 1.7704-1.
     (d) The Company shall promptly amend Schedule A to reflect any permitted Transfers of Interests pursuant to and in accordance with this Article XII.

     (e) The Company shall, from the effective date of any permitted assignment of an Interest (or part thereof), thereafter pay all further distributions on account of such Interest (or part thereof) to the assignee of such Interest (or part thereof), provided that such assignee shall have no right or powers as a Member unless such assignee complies with Section 12.5.
     (f) The Board may prohibit any Transfer by a Member if, in the reasonable discretion of the Board, such Transfer would (i) cause the number of Interests to be held of record by 450 or more Persons, as such determination would be made pursuant to Section 12(g) of the Exchange Act, or (ii) otherwise cause the Company to be subject to the registration requirements of Section 12 of the Exchange Act.
     Section 12.3 Involuntary Transfers. Any transfer of title or beneficial ownership of Profits Units by a Management Member upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of such Management Member (each, an “Involuntary Transfer”) shall be void unless the Management Member complies with this Section 12.3 and enables the Company to exercise in full its rights hereunder. Upon any Involuntary Transfer, the Company shall have the right to purchase such Profits Units pursuant to this Section 12.3 and the Person to whom such Profits Units have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Profits Units in accordance with this Section 12.3. Upon the Involuntary Transfer of any Profits Units, such Management Member shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for sixty (60) days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Profits Units acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such Interest and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such Interests over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer. Notwithstanding anything to the contrary, any Involuntary Transfer of Profits Units shall result in the immediate forfeiture of such Profits Units and without any compensation therefor, and such Involuntary Transferee shall have no rights with respect to such Profits Units. The provisions of Article VII providing for no consideration upon a forfeiture are exclusive and no holder of any forfeited Restricted Common Unit and Profits Unit shall be entitled to any rights under this Agreement with respect thereto (including, without limitation, pursuant to Article IX) nor any claim to any distribution under Section 18-604 of the Delaware Act or otherwise.
     Section 12.4 Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Member and his, her and its respective successors, permitted assigns, heirs and personal representatives, so long as they hold Units. Each Member shall have the right to assign all or part of its or his rights and obligations under this Agreement only to a transferee pursuant to a Transfer of Units in compliance with the terms of this Agreement. Upon any such assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning Member which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Member shall be treated as a reference to the assignee.
     Section 12.5 Substitute Members. In the event any Management Member or Investor Member Transfers its Interest in compliance with the other provisions of this Article XII (other than Section 12.3), the transferee thereof shall have the right to become a substitute Management Member or substitute Investor Member, as the case may be, but only upon satisfaction of the following:
     (a) execution of such instruments as the Board deems reasonably necessary or desirable to effect such substitution; and
     (b) the parties hereto hereby agree that any person who acquires any Units from the Company on or after the date hereof shall become, prior to such acquisition, a signatory to this Agreement by executing a written instrument (which may include a Letter of Transmittal (as defined in the Merger Agreement)) setting forth that the person agrees to be bound by the terms and conditions of this Agreement and this Agreement will be deemed to be amended to include such person as a Member and, in the case of a transferee of a Management Member who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit B attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such transferee.
     Section 12.6 Release of Liability. In the event any Member shall Transfer such Member’s entire Interest (other than in connection with an Exit Event) in compliance with the provisions of this Agreement, without retaining any interest therein, directly or indirectly, then the selling Member shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer, provided, however, that no such Transfer shall relieve any Member of its obligations pursuant to Section 3.6 hereof and such obligations shall survive any termination of such Member’s membership in the Company.
     Section 12.7 Tag-Along Rights.
     (a) Subject to Section 12.7(e) and the last two sentences of this Section 12.7(a), prior to a Qualified IPO, if any GSCP Member proposes to Transfer any Units to any Person(s) other than to an Affiliate of any GSCP Member, it shall give not less than fifteen (15) business days’ prior written notice (the “Tag-Along Notice”) of such intended Transfer to each other Member (the “Tag-Along Members”) (with a copy to the Company), which shall identify the proposed transferee (the “Tag-Along Offeror”), the aggregate number of Units being Transferred, the purchase price therefor, the form of consideration and a summary of the other material terms and conditions of the proposed Transfer, and shall contain an offer (the “Tag-Along Offer”) by the Tag-Along Offeror to each Tag-Along Member, which shall be irrevocable for a period of fifteen (15) business days after the delivery thereof (the “Tag-Along Period”) (and, to the extent the Tag-Along Offer is accepted during such period, shall remain irrevocable until the consummation of the Transfer contemplated by the Tag-Along Offer), to purchase the Units (as calculated below) of such Tag-Along Member at the same price per Unit to be paid to, and upon the same terms and conditions as, the GSCP Members. Notice of any Member’s intention to accept a Tag-Along Offer, in whole or in part, shall be irrevocable and shall be evidenced by a writing signed by such Tag-Along Member and delivered to the Tag-Along Offeror (with a copy to the Company) prior to the end of the Tag-Along Period, setting forth the number and class of Units that Tag-Along Member elects to Transfer (each such notice, a “Tag-Along Acceptance Notice”); provided, however, that such Tag-Along Member may only Transfer up to that number of Units as shall equal the product of (x) a fraction, the numerator of which is the aggregate number of Units proposed to be acquired by the Tag-Along Offeror(s) and the denominator of which is the aggregate number of Units held by the GSCP Members and the other Members as of the date of the Tag-Along Notice and (y) the number of Units owned by such Tag-Along Member as of the date of the Tag-Along Notice. The Tag-Along Offer may be accepted in whole or in part at the option of each of the Tag-Along Members; and provided, further, that the Tag-Along Members who initially accepted the Tag-Along Offer to the maximum extent to which he, she or it was entitled and the GSCP Members shall each have the opportunity to Transfer to the Tag-Along Offeror, on a pro rata basis, the number of Units for which the Tag-Along Members were permitted to accept in the Tag-Along Offer but did not, if any. The number of Units proposed to be Transferred by the GSCP Members shall be reduced if and to the extent necessary to comply with this Section 12.7(a). In the event that a Transfer by the GSCP Members does not constitute an Exit Event, unless otherwise determined by the Board in its sole discretion, Management Members may only participate in such sale with respect to their Common Units (other than Non-Vested Restricted Common Units) and Eligible Profits Units. In the event that a Transfer by the GSCP Members does not constitute a Transfer of ten percent (10%) or more of the aggregate number of Units then held by the GSCP Members, unless otherwise determined by the Board in its sole discretion, Coinvest Management Members shall not be entitled to participate in such sale pursuant to this Section 12.7.
     (b) All Transfers of Units to the Tag-Along Offeror shall be consummated contemporaneously at the offices of the Company on the later of (i) the closing date for the Transfer by the GSCP Members to the Tag-Along Offeror, which shall not be more than sixty (60) days after the expiration of the Tag-Along Period or (ii) the fifth day following the expiration or termination of all waiting periods under anti-trust or competition laws applicable to such Transfers, or at such other time and/or place as the parties to such Transfers may collectively agree. The delivery of certificates or other instruments, if applicable, evidencing such Units duly endorsed for Transfer shall be made on such date against payment of the purchase price for such Units in the form specified in the Tag-Along Notice. In connection with the consummation of a Transfer pursuant to this Section 12.7, such Tag-Along Members accepting the Tag-Along Offer shall execute all documents containing such terms and conditions, including, without limitation, representations and warranties with respect to (x) matters of title to such Tag-Along Member’s Units and (y) the due authorization (or capacity) and due and valid execution and delivery by such Tag-Along Member of documentation in respect of such Transfer, as those executed by the GSCP Members; provided that the liability of such Tag-Along Member in connection with the Transfer of Units pursuant to such Tag-Along Offer (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) shall be limited to the gross proceeds received by such Tag-Along Member in connection with such Transfer. Each Tag-Along Member shall execute and deliver such other instruments and agreements as may be reasonably requested by the Tag-Along Offeror or the GSCP Members.
     (c) Each Tag-Along Member will take all such actions, including, without limitation, voting his, her or its Units in favor of such Tag-Along Offer and waiving any appraisal, dissenter or similar rights under applicable law as may be reasonably requested by the GSCP Members to carry out the purposes of this Section 12.7.
     (d) If after the later of (i) one hundred eighty (180) days following the expiration of the Tag-Along Period and (ii) the fifth day following the expiration or termination of all waiting periods under anti-trust or competition laws applicable to such Transfers (or at such other time and/or place as the parties to such Transfers may collectively agree), the Transfers of Units pursuant to this Section 12.7 have not been consummated (except by reason of a breach by any Tag-Along Member), each Tag-Along Member shall be released from his, her or its obligations under his, her or its Tag-Along Acceptance Notice, the Tag-Along Offer and each Tag-Along Acceptance Notice shall be null and void, and it shall be necessary for a separate Tag-Along Offer to be furnished, and the terms and provisions of this Section 12.7 separately complied with, in order to consummate an applicable Transfer pursuant to this Section 12.7.
     (e) The requirements of this Section 12.7 shall not apply to any Transfer of Units to a Drag-Along Transferee pursuant to Section 12.8 or any Transfer of Units pursuant to Section 12.9.
     Section 12.8 Drag-Along Rights.
     (a) Prior to a Qualified IPO, if any GSCP Member proposes to (i) Transfer Units to any Person(s) other than to an Affiliate of any GSCP Member, or (ii) effect an Exit Event (any such Transfer or Exit Event referred to in (i) and (ii) above, a “Drag-Along Sale”, and the transferee with respect to a Drag-Along Sale, the “Drag-Along Transferee”), then such GSCP Member may (subject to any Former McApple Shareholder’s Put Option in accordance with the McApple Contribution Agreement, if applicable, and subject to applicable law) require all other Members (the “Drag-Along Members”) to Transfer Units (as calculated below) as a part of such Drag-Along Sale to such Drag-Along Transferee at the same price per Unit to be paid to, and upon the same terms and conditions as, the GSCP Members, all of which shall be set forth in the Drag-Along Notice (as defined below). Each Drag-Along Member shall be required to Transfer that number of Units as shall, subject to Section 12.8(f), equal the product of (x) a fraction, the numerator of which is the number of Units proposed to be Transferred by the GSCP Members to the Drag-Along Transferee and the denominator of which is the aggregate number of Units owned as of the date of the Drag-Along Notice by the GSCP Members and (y) the number of Units owned by such Drag-Along Member as of the date of the Drag-Along Notice.
     (b) The rights set forth in Section 12.8(a) shall be exercised by giving written notice (the “Drag-Along Notice”) to each Drag-Along Member (with a copy to the Company) at least fifteen (15) business days’ prior to the proposed closing date of such Drag-Along Sale, which notice shall identify the Drag-Along Transferee, the number of Units proposed to be Transferred pursuant to the Drag-Along Sale, the purchase price therefor, the form of consideration and a summary of the other material terms and conditions of the proposed Drag-Along Sale and the proposed closing date thereof.
     (c) All Transfers of Units to the Drag-Along Transferee shall be consummated contemporaneously at the offices of the Company on the later of (i) the closing date for the Transfer by the GSCP Members to the Drag-Along Transferee set forth in the Drag-Along Notice or (ii) the fifth day following the expiration or termination of all waiting periods under anti-trust or competition laws applicable to such Transfers, or at such other time and/or place as the GSCP Members and the Drag-Along Transferee may collectively agree. The delivery of certificates or other instruments evidencing such Units duly endorsed for Transfer, if applicable, shall be made on such date against payment of the purchase price for such Units in the form specified in the Drag-Along Notice. In connection with the consummation of a Transfer pursuant to this Section 12.8, such Drag-Along Member shall execute all documents containing such terms and conditions, including, without limitation, representations and warranties with respect to (x) matters of title to such Drag-Along Member’s Units and (y) the due authorization (or capacity) and due and valid execution and delivery by such Drag-Along Member of documentation in respect of such Transfer, as those executed by the GSCP Members; provided that the liability of such Drag-Along Member in connection with his, her or its Transfer of Units pursuant to such Drag-Along Sale (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) shall be limited to the gross proceeds received by such Member in connection with such Transfer. Each Member shall execute and deliver such other instruments and agreements as may be reasonably requested by the Drag-Along Transferee or the GSCP Members.
     (d) If after the later of (i) one hundred eighty (180) days following delivery of the Drag-Along Notice and (ii) the fifth day following the expiration or termination of all waiting periods under anti-trust or competition laws applicable to such Transfers (or at such other time and/or place as the parties to such Transfers may collectively agree), the Transfers of Units pursuant to this Section 12.8 have not been consummated (except by reason of a breach by any Drag-Along Member), each Drag-Along Member shall be released from his, her or its obligations with respect to such proposed Transfers, the Drag-Along Offer and the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Offer to be furnished, and the terms and provisions of this Section 12.8 separately complied with, in order to consummate a Drag-Along Sale.
     (e) Any Exit Event may be structured as an auction and may be initiated by the delivery to the Company and the Drag-Along Members of a written notice that the GSCP Members have elected to initiate an auction sale procedure. The GSCP Members shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including, without limitation, selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company and each Drag-Along Member shall provide assistance with respect to these actions as reasonably requested by the GSCP Members.

     (f) In the event the GSCP Members sell less than 100% of their Common Units, the number of Units that the Drag-Along Members shall be required to transfer pursuant to Section 12.8(a) shall be based on the relative number of Common Units held by each of them unless the Board in its sole discretion determines that the Profits Units shall participate in the sale, in which case the principles applicable to any Exit Event pursuant to Section 12.8(g) shall apply to such sale.
     (g) In the event that an Exit Event is structured as a sale of Interests by the Members, rather than a sale of the Company’s assets with a subsequent distribution of proceeds by the Company, then the purchase agreement governing such Interest sale will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under Articles IX and XIII had the Exit Event been structured as a sale of the Company’s assets and a distribution of proceeds.
     (h) Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and the GSCP Members in connection with an Exit Event shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by the Members on a pro rata basis based on the consideration received by each Member in such Exit Event.
     Section 12.9 Qualified IPO.
     (a) Generally. Upon a determination by the Board to effect a Qualified IPO, the Board shall take such actions as are necessary to structure the Qualified IPO, including, without limitation, causing the public offering of the stock of an existing or newly formed Subsidiary of the Company (a “Subsidiary IPO”) or effecting any Transfers, mergers, consolidations or restructurings pursuant to Section 12.9(b) and making any such amendments to this Agreement as may be deemed by the Board to be necessary to facilitate such IPO; provided that, (x) any such amendment that would adversely impact the McJ Members in a manner differently than it impacts the GSCP Members shall be subject to the prior approval of McJ Members holding a majority of the Common Units then held by all McJ Members, such approval not to be unreasonably withheld, and (y) any such amendment that would adversely impact the RM Members in a manner differently than it impacts the GSCP Members shall be subject to the prior approval of RM Members holding a majority of the Common Units then held by all RM Members, such approval not to be unreasonably withheld.
     (b) IPO of Newco or the Company. In the event of a determination by the Board to effect a Qualified IPO pursuant to Section 12.9(a), the Board can require in order to facilitate such Qualified IPO (i) a Transfer of all or substantially all of (x) the assets of the Company or (y) the Interests to a newly organized stock corporation or other business entity (“Newco”), (ii) a merger of the Company into Newco by merger or consolidation or (iii) any other restructuring of the Interests, in any such case in anticipation of a Qualified IPO, and each Member shall take such steps to effect such Transfer, merger, consolidation or other restructuring as may be requested by the Board, including, without limitation, Transferring such Member’s Interests to Newco in exchange for capital stock of Newco; provided, that, in the event of such an exchange, each Interest would be exchanged for a number of shares of Newco stock determined in a manner such that each Member is treated no less favorably than such Member would have been treated upon an Exit Event (assuming the value of the consideration to be received by such Investor Members or such Investor Member, as the case may be, in the Exit Event is the mid-point of the filing range in the Qualified IPO); and provided, further, in lieu of effecting such exchange of the Common Units (and/or at the option and request of the Board, Profits Units) of Management Members, the Company shall, at the request of the Board, pay to the Management Members cash in an amount equal to the aggregate Fair Market Value of the shares such Management Member would otherwise have received pursuant to the preceding proviso. Notwithstanding the preceding sentence, no Member shall be required to take any action or omit to take any action to the extent such action or omission violates applicable law. If the Board determines to effect a Qualified IPO pursuant to this Section 12.9 and the Members receive shares of Newco pursuant to any such Transfer, merger, consolidation or restructuring, each Member agrees that the Company may (without the consent of any Member) amend the Registration Rights Agreement to reflect the transactions contemplated by this Section 12.9.
     (c) Subsidiary IPO. In the event that the Board determines to effect a Qualified IPO pursuant to Section 12.9(a) and elects that such Qualified IPO occur through a Subsidiary IPO, then this Agreement shall continue to remain in full force and effect with any amendments or modifications thereto as shall be effectuated by the Board; provided that, following such Subsidiary IPO, (i) the Company and such existing or newly formed Subsidiary shall enter into a registration rights agreement that is substantially similar to the Registration Rights Agreement, except that such registration rights agreement will provide for rights of the Company to request registrations of its equity interests in such existing or newly formed Subsidiary (and to piggyback on such registrations) rather than providing for the rights of Members to participate directly in public offerings and (ii) the Members shall amend this Agreement or enter into such ancillary agreements as they deem necessary to permit such Members to achieve liquidity with respect to their Interest in the Company (indirectly, through the Company’s exercise of its registration rights in such existing or newly formed Subsidiary and through the Company’s use of the proceeds resulting therefrom to redeem Units from Members) to the same extent as they would have been entitled to do had there been an IPO of Newco rather than a Subsidiary IPO.
     Section 12.10 Redemption Rights.
     (a) Redemption by McJ Members. Subject to the Put Option of the Former McApple Shareholders, if applicable, from and after the first anniversary of a Qualified IPO, McJ Members holding a majority of the outstanding Common Units then held by all McJ Members will have the right to cause the Company to redeem the Common Units held by all McJ Members in return for their share of the Company’s assets that they would receive if the Company were to be liquidated under Article XIII on such redemption date (or use its reasonable best efforts to cause the shares of MRM to be distributed to the McJ Members if the Qualified IPO is a Qualified IPO of MRM). The date of such redemption requested by the McJ Members shall be the date determined by the Board in its reasonable discretion. Upon a redemption pursuant to this Section 12.10(a), each Member agrees that the Company may (without the consent of any Member) amend the Registration Rights Agreement and this Agreement (including amendments to allocations of income, gain or loss, to cause the McJ Members to have a capital account balance immediately before the distribution equal to the value of the assets being distributed to them, as determined by the Board in its sole discretion) to reflect the transactions contemplated by this Section 12.10(a). Notwithstanding the forgoing, the Company will not be required to make any redemption pursuant to this Section 12.10(a) if the Board determines that such redemption is reasonably likely to have a material adverse tax consequence to the Company or to any Member other than the Members requesting such redemption.
     (b) Redemption by RM Members. From and after the first anniversary of a Qualified IPO, RM Members holding a majority of the outstanding Common Units then held by all RM Members will have the right to cause the Company to redeem the Common Units held by all RM Members in return for their share of the Company’s assets that they would receive if the Company were to be liquidated under Article XIII on such redemption date (or use its reasonable best efforts to cause the shares of any Subsidiary to be distributed to the RM Members if the Qualified IPO is a Subsidiary IPO). The date of such redemption requested by the RM Members shall be the date determined by the Board in its reasonable discretion. Upon a redemption pursuant to this Section 12.10(b), each Member agrees that the Company may (without the consent of any Member) amend the Registration Rights Agreement and this Agreement (including amendments to allocations of income, gain or loss, to cause the RM Members to have a capital account balance immediately before the distribution equal to the value of the assets being distributed to them, as determined by the Board in its sole discretion) to reflect the transactions contemplated by this Section 12.10(b). Notwithstanding the forgoing, the Company will not be required to make any redemption pursuant to this Section 12.10(b) if the Board determines that such redemption is reasonably likely to have a material adverse tax consequence to the Company or to any Member other than the Members requesting such redemption.
     Section 12.11 Certain Call Rights Upon Termination of Employment.
     (a) Except as otherwise agreed in writing by the Company, if the employment of any Coinvest Management Member with the Company or any of its Subsidiaries terminates for any reason (such time being referred to as the “Termination Date”), the Company shall have the right, but not the obligation, to purchase, for cash, in one or more transactions, all or any portion of the Common Units held by such Coinvest Management Member (the “Equity Call Option” and such Common Units subject to the Equity Call Option, the “Call Equity Securities”) at the Equity Call Purchase Price.
     (b) If the Company desires to exercise the Equity Call Option, it shall deliver written notice thereof (a “Call Notice”) to the Coinvest Management Member no later than the first anniversary of the Termination Date (the “Call Period”), which notice shall set forth the number of and identify the Call Equity Securities of the Coinvest Management Member the Company desires to repurchase, the Equity Call Purchase Price for each such Call Equity Security, and the proposed closing date of the transaction.
     (c) All sales of Call Equity Securities to the Company pursuant to this Section 12.11 shall be consummated at the offices of the Company at such time specified in the Call Notice, or at such other time and/or place as the Company may otherwise agree. The delivery of certificates or other instruments evidencing such Call Equity Securities duly endorsed for transfer shall be made on such date against payment of the purchase price for such Call Equity Securities.
     (d) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Call Equity Securities by the Company pursuant to the Equity Call Option shall be subject to applicable restrictions contained in the Delaware Act or such other governing law, and in the Company’s and its Subsidiaries’ debt and equity financing agreements.
ARTICLE XIII
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 13.1 Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the first to occur of any of the following events:
     (a) the Board and a Majority in Interest of the Members shall vote or agree in writing to dissolve the Company;
     (b) any event which under applicable law would cause the dissolution of the Company, provided that, unless required by applicable law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.
     Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.
     Section 13.2 Dissolution and Winding-Up. Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of and to the extent determined by the Board and the business of the Company shall be wound up. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:
     First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);
     Second, to the payment of loans or advances that may have been made by any of the Members to the Company; and

     Third, to the Members in accordance with Section 9.1, taking into account any amounts previously distributed under Section 9.1 and 9.6.
provided that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.
     Section 13.3 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Board shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 13.2, provided that if in the good faith judgment of the Board, a Company asset should not be liquidated, the Board shall cause the Company to allocate, on the basis of the Fair Market Value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such assets in accordance with Section 13.2 as if such Fair Market Value had been received in cash, subject to the priorities set forth in Section 13.2, and provided, further, that the Board shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.2.
     Section 13.4 Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Delaware Act.
     Section 13.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.
ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile to the Company at the address set forth below and to any Member at the address indicated on the signature pages hereto and to any subsequent holder of Units subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile

(provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. The Company’s address is:
c/o GS Capital Partners V Fund, L.P.
85 Broad Street, 10th Floor
New York, New York 10004
Attention: Henry Cornell
Fax: (212) 357-5505
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Robert C. Schwenkel, Esq.
Fax: (212) 859-4000
If to the McJ Members:
McJunkin Red Man Corporation
835 Hillcrest Drive
Charleston, WV 25311
Attention: Michael Wehrle
with a copy to H.B. Wehrle III
Fax: (304) 348-1557
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Benjamin F. Stapleton III
Fax: (212) 558-3588
If to the RM Members:
c/o Craig Ketchum
8023 East 63rd Place
Suite 800
Tulsa, Oklahoma 74133
Fax: (918) 461-5375
with a copy to:
Baker Botts L.L.P.

30 Rockefeller Plaza, 44th Floor
New York, NY 10112
Attention: Lee D. Charles, Esq. and Marc A. Leaf, Esq.
Fax: (212) 259-2505 and (212) 259-2597
     Section 14.2 Interpretation, Construction.
     (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Article or Schedule, such reference shall be to a Section, Article or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 14.3 Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE PARTIES HERETO DO NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     Section 14.4 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), all of which taken together shall constitute one and the same agreement.
     Section 14.5 Governing Law; Waiver of Jury Trial.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware located in the County of New Castle and the Federal courts of the United States of America located in the County of New

Castle solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court located in the County of New Castle. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.5(b).
     Section 14.6 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Delaware State or Federal court located in the County of New Castle, this being in addition to any other remedy to which such party is entitled at law or in equity.
     Section 14.7 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
     Section 14.8 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its Subsidiaries conduct or plan to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.
     Section 14.9 Legend. Each Member and the Company shall take all such action necessary to cause any certificate representing outstanding Units owned by each Member to bear a legend containing the following words:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND SUCH LAWS.”
“IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY DATED AS OF OCTOBER 31, 2007 AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY.”
     The requirement that the above securities legend be placed upon certificates evidencing Units shall cease and terminate upon the earliest of the following events: (i) when such Units are transferred in a public offering; (ii) when such Units are transferred pursuant to Rule 144, as such Rule may be amended (or successor provision thereto); or (iii) when such Units are transferred in any other transaction if, in each such case, the seller delivers to the Company an opinion of his, her or its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a “no-action” letter from the staff of the Securities and Exchange Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such Units without registration thereunder. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such Units as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such Units not bearing such legend.
     Section 14.10 Further Assurances; Company Logo. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The

Company hereby grants the GSCP Members and their Affiliates permission to use the Company’s and its Subsidiaries’ name and logo in marketing materials. The GSCP Members, or Affiliates of the GSCP Members, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the name and logo of the Company or any of its Subsidiaries appear.
     Section 14.11 Expenses. Except as otherwise provided in the Merger Agreement, each party hereto shall pay its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel and accountants. In addition, the parties agree that at the Effective Time the Company paid a transaction fee in cash to Goldman, Sachs & Co. of $10,000,000.
     Section 14.12 Amendment and Waiver. Subject to Section 12.9 and except as otherwise expressly provided in this Agreement, any provisions of this Agreement may be amended, modified, supplemented or waived with the written approval of the Members holding a majority of the then outstanding Common Units (which majority must include the GSCP Members); provided, however, that (a)(i) any amendment, modification, supplement or waiver of any of the provisions of Sections 3.10, 4.1 (other than 4.1(b)(ii)), 11.4, 12.1, 12.7, 14.11 or 14.12, in each case that affects the McJ Members disproportionately vis-à-vis the GSCP Members and results in a material adverse effect on the McJ Members will require the written approval of both of the GSCP Members and of the McJ Members holding a majority of the outstanding Units then held by all McJ Members (such approval by the McJ Members not to be unreasonably withheld or delayed), and (ii) during the Initial Period, any amendment, modification, supplement or waiver of Section 4.1(b)(ii) (subject to the terms thereof) to decrease the number of McJ Directors on the Board will require the written approval of both of the GSCP Members and of the McJ Members holding a majority of the outstanding Common Units then held by all McJ Members, and (b)(i) any amendment, modification, supplement or waiver of any of the provisions of Sections 3.10, 4.1 (other than 4.1(b)(ii)), 11.4, 12.1, 12.7, 14.11 or 14.12, in each case that affects the RM Members disproportionately vis-à-vis the GSCP Members and results in a material adverse effect on the RM Members will require the written approval of both of the GSCP Members and of the RM Members holding a majority of the outstanding Units then held by all RM Members (such approval by the RM Members not to be unreasonably withheld or delayed), and (ii) during the RM Initial Period, any amendment, modification, supplement or waiver of Section 4.1(b)(ii) (subject to the terms thereof) to decrease the number of RM Directors on the Board will require the written approval of both of the GSCP Members and of the RM Members holding a majority of the outstanding Common Units then held by all RM Members. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.
     Section 14.13 Effectiveness.
     (a) The parties hereto hereby acknowledge and agree that, except as set forth in this Section 14.13, the Original Agreement became effective at the Effective Time.

     (b) From the date of the Original Agreement and prior to the Effective Time, GSCP V was the managing Member of the Company.
     Section 14.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 14.15 No Third Party Beneficiaries. Except for Covered Persons with respect to Article XI, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.
     Section 14.16 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement regardless of any investigation made by, or on behalf of, any Member.
     Section 14.17 Conflicting Agreements. Each Member represents and warrants that such Member has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Agreement, and no holder of any Units shall grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Agreement.
     Section 14.18 Power of Attorney. Each Member hereby constitutes and appoints GSCP V his, her or its true and lawful joint representative and attorney-in-fact in his or her name, place and stead to make, execute, acknowledge, record and file the following:
     (a) any amendment to the Certificate which may be required by the laws of the State of Delaware because of:
     (i) any duly made amendment to this Agreement, or
     (ii) any change in the information contained in such Certificate, or any amendment thereto;
     (b) any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Delaware or under the applicable laws of any other jurisdiction in which counsel to the Company determines that it is advisable to file;
     (c) any certificate or other instrument which the Board deems necessary or desirable to effect a termination and dissolution of the Company which is authorized under this Agreement;

     (d) any amendments to this Agreement, duly adopted in accordance with the terms of this Agreement; and
     (e) any other instruments that the Board may deem necessary or desirable to carry out fully the provisions of this Agreement; provided, however, that any action taken pursuant to this power shall not, in any way, increase the liability of the Members beyond the liability expressly set forth in this Agreement, and provided further that where action by the Board is required, such action shall have been taken.
     Such attorney-in-fact is not by the provisions of this Section 14.18 granted any authority on behalf of the undersigned to amend this Agreement, except as provided for in this Agreement. Such power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death or incapacity of the Member granting such power of attorney.
     Section 14.19 Each Interest in the Company is a Security. It is expressly acknowledged and agreed that (a) each interest in the Company is a security governed by Article 8 of the DEUCC and the Uniform Commercial Code of any other relevant jurisdiction and (b) this Agreement establishes the terms of the interests in the Company. The issuer’s jurisdiction (within the meaning of Section 8-110 of the DEUCC) of the Company shall be the State of Delaware.
ARTICLE XV
DEFINED TERMS
     Section 15.1 Definitions.
     “Accounting Period” means, for the first Accounting Period, the period commencing on the date hereof and ending on the next Adjustment Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.
     “Additional Member” has the meaning set forth in Section 3.9.
     “Adjustment Date” means the last day of each fiscal year of the Company or any other date determined by the Board, in its sole discretion, as appropriate for an interim closing of the Company’s books.
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise; provided, however, that, for purposes hereof, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Member.

     “Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.
     “Board” has the meaning set forth in Section 4.1.
     “Call Equity Securities” has the meaning set forth in Section 12.11(a).
     “Call Notice” has the meaning set forth in Section 12.11(b).
     “Call Period” has the meaning set forth in Section 12.11(b).
     “Capital Account” has the meaning set forth in Section 6.1.
     “Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property contributed to the Company by such Member; provided that with respect to the Restricted Common Units, the Capital Contribution shall be deemed to be the amount set forth on Schedule A.
     “Carrying Value” means with respect to any Interest purchased by the Company, the value equal to the Capital Contribution, if any, made by the selling Management Member in respect of any such Interest less the amount of distributions made in respect of such Interest.
     “Cause” means, with respect to a Management Member’s termination of employment, (a) if the Management Member is at the time of termination a party to an Employment Agreement that defines such term, the meaning given therein, and (b) in all other cases, the Management Member’s (i) continuing failure, for more than 10 days after the Company’s or any of its Subsidiaries’ written notice to the Management Member thereof, to perform such duties as are reasonably requested by the Company or any Subsidiary of the Company that employs such individual; (ii) failure to observe material policies generally applicable to officers or employees of the Company or any Subsidiary of the Company that employs such individual unless such failure is capable of being cured and is cured within 10 days of the Management Member receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company or any of its Subsidiaries; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or any of its Subsidiaries or indictment or conviction of any felony; (v) chronic absenteeism; or (vi) abuse of alcohol or another controlled substance.
     “Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Coinvest Management Members” means the individuals listed under the sub-heading “Coinvest Management Members” on Schedule A, and such other management employees of the Company and/or any of its Subsidiaries who become members of the Company and are designated “Coinvest Management Members” in accordance with Section 3.9 of this Agreement.

     “Common Units” mean a class of Interests in the Company, as described in Section 3.2(a). For the avoidance of doubt, Common Units shall not include Profits Units.
     “Company” has the meaning set forth in the Preamble.
     “Competitive Opportunity” means an investment or business opportunity or prospective economic or competitive advantage in which the Company or any of its Subsidiaries could have an interest or expectancy.
     “Confidential Information” has the meaning set forth in Section 3.6.
     “Covered Person” means a current or former Member or Director, an Affiliate of a current or former Member or Director, any officer, director, shareholder, partner, member, employee, representative or agent of a current or former Member or Director or any of their respective Affiliates, or any current or former officer, employee or agent of the Company or any of its Subsidiaries.
     “Deficit” has the meaning set forth in Section 8.2(a)
     “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.
     “DEUCC” means the Uniform Commercial Code as in effect in the state of Delaware from time to time.
     “Director” has the meaning set forth in Section 4.1(a).
     “Director Cause” means, with respect to a Director’s removal from the Board, the Director’s (i) continuing failure, for more than 10 days after the Company’s written notice to the Director thereof, to perform such duties as a Director as are reasonably requested by the Company; (ii) failure to observe material policies generally applicable to Directors unless such failure is capable of being cured and is cured within 10 days of the Director receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company or any of its Subsidiaries; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or any of its Subsidiaries or indictment or conviction of any felony; (v) chronic absenteeism; or (vi) abuse of alcohol or another controlled substance.
     “Disability” means, (a) if the Management Member is at the time of termination of employment or services a party to an Employment Agreement that defines such term, the meaning given therein, and (b) in all other cases, the Management Member is unable to perform his duties or obligations to the Company, or any Subsidiary of the Company that employs or utilizes the services of such individual, by reason of physical or mental incapacity for a period of one hundred twenty (120) consecutive calendar days or a total period of two hundred ten (210) calendar days in any three hundred sixty-five (365) calendar day period.
     “Drag-Along Members” has the meaning set forth in Section 12.8(a).

     “Drag-Along Notice” has the meaning set forth in Section 12.8(b).
     “Drag-Along Sale” has the meaning set forth in Section 12.8(a).
     “Drag-Along Transferee” has the meaning set forth in Section 12.8(a).
     “Effective Time” means the Effective Time (as defined in the Merger Agreement).
     “Eligible Members” has the meaning set forth in Section 3.10(b).
     “Eligible Profits Units” means Profits Units that have received a distribution pursuant to Section 9.1(a)(ii) and have not been forfeited.
     “Employment Agreement” means a written employment agreement between a Management Member and the Company or any of its Subsidiaries.
     “Equity Call Option” has the meaning set forth in Section 12.11(a).
     “Equity Call Purchase Price” means (i) in the event such termination of employment of a Coinvest Management Member is by the Company or any of its Subsidiaries with Cause, the lesser of (x) the Fair Market Value of the Call Equity Securities, determined as of the Termination Date and (y) the price paid for the Call Equity Securities by such Coinvest Management Member, or (ii) in the event of a termination of employment of a Coinvest Management Member for any other reason, the Fair Market Value of the Call Equity Securities, determined as of the Termination Date.
     “Equity Securities” means, with respect to any Person, any Unit or other equity security of the Company including, without limitation, any Unit Equivalents.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities and Exchange Act of 1934 as amended from time to time, and the rules and regulations promulgated thereunder.
     “Exit Event” means a bona fide arm’s-length transaction or series of transactions (other than a Qualified IPO):
(a)	involving the sale, transfer or other disposition by the Investor Members to one or more Persons that are not, immediately prior to such sale, transfer or other disposition Affiliates of any GSCP Member, of all or substantially all of the Interests of the Company or any of its Subsidiaries beneficially owned by the Investor Members as of the date of such transaction; or

(b)	involving the sale, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, Affiliates of any GSCP Member.

     “Family Member” means, for any Member who is an individual, a spouse, lineal ancestor, lineal descendant, legally adopted child, or brother or sister of such Member.
     “Fair Market Value” means, as of any date,
(a)	for purposes of determining the value of any property owned by, contributed to or distributed by the Company, (i) in the case of publicly traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five trading-day period ending on such date and (ii) in the case of any other property, the fair market value of such property, as determined in good faith by the Board, or

(b)	for purposes of determining the value of any Member’s Interest in connection with Section 12.3 (Involuntary Transfers), (i) the fair market value of such Interest as reflected in the most recent appraisal report prepared, at the request of the Board, by an independent valuation consultant or appraiser of recognized national standing, reasonably satisfactory to the Board, or (ii) in the event no such appraisal exists or the date of such report is more than one year prior to the date of determination, the fair market value of such Interest as determined in good faith by the Board.
     “Former McApple Shareholders” means the Transferring Shareholders as defined in the McApple Contribution Agreement.
     “GSCP Directors” has the meaning set forth in Section 4.1(b)(ii).
     “GSCP Institutional” means GS Capital Partners V Institutional, L.P.
     “GSCP Institutional Letter Agreement” has the meaning set forth in Section 4.1(i).
     “GSCP Member” has the meaning set forth in the introductory paragraph to this Agreement, and shall include any Person admitted as an additional or substitute GSCP Member pursuant to this Agreement.
     “GSCP Parallel” means GS Capital Partners VI Parallel, L.P.
     “GSCP Parallel Letter Agreement” has the meaning set forth in Section 4.1(i).
     “GSCP V” means GS Capital Partners V Fund, L.P.
     “Inactive Management Member” has the meaning set forth in Section 7.2(b).
     “Initial Period” has the meaning set forth in Section 4.1(b)(i).
     “Interest” means a limited liability interest in the Company, which represents the interest of each Member in and to the profits and losses of the Company and such Member’s right to receive distributions of the Company’s assets, as set forth in this Agreement.

     “Investor Member” means the GSCP Members, the McJ Members and the RM Members.
     “Involuntary Transfer” has the meaning set forth in Section 12.3.
     “Involuntary Transferee” has the meaning set forth in Section 12.3.
     “Management Members” means the individuals listed under the heading “Management Members” on Schedule A, which term shall include the Coinvest Management Members and such other management employees of the Company and/or any of its Subsidiaries who become members of the Company and are designated “Management Members” in accordance with Section 3.9 of this Agreement. A Management Member shall be deemed not to be a “manager” within the meaning of the Delaware Act (except to the extent such Member serves as a director pursuant to Section 4.1(b)(i)).
     “Majority in Interest” means, as of any given record date or other applicable time, the holders of a majority of the outstanding Common Units held by Members as of such date that are entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members.
     “McApple” means McJunkin Appalachian Oilfield Supply Company, a Delaware corporation.
     “McApple Contribution Agreement” means the Contribution Agreement dated as of December 4, 2006, between the Company and the shareholders of McApple named in Exhibit B thereto.
     “McJ Directors” has the meaning set forth in Section 4.1(b)(ii).
     “McJ Member” has the meaning set forth in the introductory paragraph to this Agreement, and shall include and any Person admitted as an additional or substitute McJ Member pursuant to this Agreement.
     “Member” means the Investor Members and the Management Members and any Person admitted as an additional or substitute Member of the Company pursuant to this Agreement.
     “Merger Agreement” has the meaning set forth in the recitals.
     “Merger Sub” has the meaning set forth in the recitals.
     “MRM” has the meaning set forth in the recitals.
     “Newco” has the meaning set forth in Section 12.9(b).
     “Non-Vested Restricted Common Units” means Restricted Common Units that may be subject to forfeiture pursuant to Article VII of this Agreement or any Employment Agreement.
     “Notice” has the meaning set forth in Section 10.3.

     “Officers” has the meaning set forth in Section 4.3.
     “Original Agreement” has the meaning set forth in the recitals.
     “Parent” has the meaning set forth in the recitals.
     “Participating Buyer” has the meaning set forth in Section 3.10(c).
     “Participation Commitment” has the meaning set forth in Section 3.10(c).
     “Participation Notice” has the meaning set forth in Section 3.10(b).
     “Participation Portion” has the meaning set forth in Section 3.10(b)(i).
     “Permitted Transfer” means any Transfer of Common Units by a McJ Member or RM Member (i) if such McJ Member or RM Member is an individual, to a Family Member of such McJ Member or RM Member, as applicable, or to a trust or other entity whose sole and exclusive beneficiaries are such McJ Member or RM Member, as applicable, and/or Family Members of such McJ Member or RM Member, as applicable, or (ii) upon the death of an individual McJ Member or RM Member, pursuant to the terms of any trust or will of the deceased individual McJ Member or RM Member, as applicable, or by the laws of intestate succession.
     “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.
     “Preemptive Issuance” has the meaning set forth in Section 3.10(a).
     “Preemptive Transferee” has the meaning set forth in Section 3.10(b)(i).
     “Profits Units” has the meaning set forth in Section 3.2.
     “Put Option” has the meaning set forth in the McApple Contribution Agreement.
     “Qualified IPO” means the first underwritten public offering of the common stock of a successor corporation to the Company or a Subsidiary of the Company to the general public through a registration statement filed with the Securities and Exchange Commission that covers (together with prior effective registrations) (i) not less than 25% of the then outstanding shares of common stock of such successor corporation or such Subsidiary of the Company on a fully diluted basis or (ii) shares of such successor corporation or such Subsidiary of the Company that will be traded on any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System after the close of any such general public offering.
     “Red Man” has the meaning set forth in the Recitals.
     “Red Man Shares” has the meaning set forth in the Recitals.

     “Red Man Transaction” has the meaning set forth in the Recitals.
     “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of October 31, 2007 by and among the Company and certain Members and attached as Exhibit C hereto, as amended from time to time.
     “Restricted Common Units” means the Common Units issued to certain Members and described as “Restricted Common Units” on Schedule A.
     “RM Directors” has the meaning set forth in Section 4.1(b)(ii).
     “RM Initial Period” has the meaning set forth in Section 4.1(b)(ii).
     “RM Member” has the meaning set forth in the introductory paragraph to this Agreement, and shall include any Person admitted as an additional or substitute RM Member pursuant to this Agreement.
     “RM Purchase Agreement” has the meaning set forth in the Recitals.
     “Rule 144” has the meaning set forth in Section 5.1(b).
     “Securities Act” means the Securities Act of 1933 as amended from time to time.
     “Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.
     “Subsidiary IPO” has the meaning set forth in Section 12.9(a).
     “Tag-Along Acceptance Notice” has the meaning set forth in Section 12.7(a).
     “Tag-Along Members” has the meaning set forth in Section 12.7(a).
     “Tag-Along Notice” has the meaning set forth in Section 12.7(a).
     “Tag-Along Offer” has the meaning set forth in Section 12.7(a).
     “Tag-Along Offeror” has the meaning set forth in Section 12.7(a).
     “Tag-Along Period” has the meaning set forth in Section 12.7(a).
     “Tax Matters Partner” has the meaning set forth in Section 10.2(b).
     “Termination Date” has the meaning set forth in Section 12.11(a).
     “Transaction” means (i) any event which results in the GSCP Members and its or their Affiliates ceasing to directly or indirectly beneficially own, in the aggregate, at least 35% of the equity interests of MRM that they beneficially owned directly or indirectly as of the Effective Time; or (ii) in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of the Company, Parent or MRM, or substantially all of the assets of MRM, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (other than any Member on the date hereof or any of its or their Affiliates, or the Company or any of its Affiliates) or any two or more Persons (other than any Member on the date hereof or any of its or their Affiliates, or the Company or any of its Affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of the Company, Parent or MRM; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.
     “Transfer” means, as the case may be, (i) to directly or indirectly transfer, sell, assign, distribute, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, including by gift, by way of a merger (forward or reverse) or similar transaction, by operation of law or otherwise or (ii) any direct or indirect transfer, sale assignment, distribution, pledge, encumbrance, hypothecation or other disposition, either voluntarily or involuntarily, including by gift, by way of merger (forward or reverse) or similar transaction, by operation of law or otherwise. Notwithstanding the foregoing, a “Transfer” by a GSCP Member shall not be deemed to occur hereunder in connection with any transaction involving The Goldman Sachs Group, Inc. (“GS Group”), including any transaction resulting from a change in control of GS Group.
     “Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.
     “Units” means any class of Interests provided for herein.
     “Unit Equivalent(s)” means all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) Units or other equity securities of the Company (including, without limitation, any note or debt security convertible into or exchangeable for Units or other equity securities of the Company).
     “West Oklahoma” has the meaning set forth in the Recitals.